EXHIBIT R(1)

                             PMD INVESTMENT COMPANY

                                 CODE OF ETHICS

I. Introduction.

     While affirming its confidence in the integrity and good faith of all of its officers and directors, PMD Investment Company (the "Company") recognizes that the knowledge of present or future portfolio transactions of the Company and, in certain instances, the power to influence portfolio transactions of the Company which may be possessed by certain of the Company's officers and directors could place such individuals, if they engage in personal securities transactions, in a position where their personal interest may conflict with that of the Company. In view of the foregoing and of the provisions of Rule 17j-l(b)(l) under the Investment Company Act of 1940, the Company has determined to adopt this Code of Ethics to specify and prohibit certain types of personal securities transactions deemed to create conflicts of interest and to establish reporting requirements and enforcement procedures. In adopting this Code of Ethics, the Company has taken into account the fact that none of its directors and officers is affiliated with the Company's investment adviser.

II. Rules Applicable to Unaffiliated Directors and Officers.

     A. Definitions.

     (1) "Beneficial ownership" shall be interpreted in the same manner as it would be interpreted in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an unaffiliated director or officer has or acquires.

     (2) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act. Section 2(a)(9) basically provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     (3) "Disinterested director or officer" means a director or officer of the Company who is not an "interested person" of the Company within the meaning of Section 2(a)(19) of the Investment Company Act.

     (4) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

     (5) "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act (in effect, all securities), except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end investment companies.

     (6) "Unaffiliated director or officer" means, for purposes of this Code, a director or officer of the Company who is not a director, officer or employee of the Company's investment adviser.

     B. Prohibited Purchases and Sales. No unaffiliated director or officer of the Company shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial owner-ship and which to his actual knowledge at the time of such purchase or sale:

     (1)  is being considered for purchase or sale by the Company;

     (2)  is being purchased or sold by the Company; or

     (3) was purchased or sold by the Company within the most recent 15 days if such person participated in the recommendation to, or the decision by, the Company to purchase or sell such security.

     C. Exempted Transactions. The prohibitions of Section IIB of this Code shall not apply to:

     (1) purchases or sales effected in any account over which the unaffiliated director or officer has no direct or indirect influence or control;

     (2) purchases or sales which are non-volitional on the part of either the unaffiliated director or officer or the Company;

     (3)  purchases which are part of an automatic dividend reinvestment plan;

     (4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired; and

     (5) purchases or sales other than those exempted in (1) through (4) above which do not cause the unaffiliated director or officer to gain improperly a personal benefit through his relationship with the Company and are only remotely potentially harmful to the Company because they would be very unlikely to affect a highly institutional market.

     D. Reporting.

     (1) Every unaffiliated director of the Company who is not a disinterested director and every unaffiliated officer of the Company shall file with the Company a report containing the information described below in
          Section IID(3) of this Code with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in such security, whether or not one of the exemptions listed in TIC applies; provided, however, that no person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

     (2) Every unaffiliated director of the Company who is a disinterested director shall file with the Company a report containing the information described below in Section IID(3) of this Code with respect to transactions in any security in which such disinterested director has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in such security, whether or not one of the exemptions listed in TIC applies, if such director, at the time of the transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Company, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the director:

          (a)  such security is or was purchased or sold by the Company or

          (b) such security was being considered for purchase or sale by the Company or by the Company's investment adviser for the portfolio of the Company;

     provided, however, that a disinterested director shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control. Notwithstanding the preceding sentence, any disinterested director may, at his option, report the information described below in Section IID(3) with respect to any one or more transactions in any security in which such person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership.

     (3) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

          (a) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

          (b) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

          (c)  The price at which the transaction was effected; and

          (d) The name of the broker, dealer, or bank with or through whom the transaction was effected.

     (4) Every report concerning a purchase or sale prohibited under Section IIB hereof with respect to which the reporting person relies upon one of the exemptions provided in Section IIC shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

     (5) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

     E. Review.

     (1) The Board of Directors of the Company shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of the Company to determine whether any transactions ("Reviewable Transactions") listed in Section IIB (disregarding exemptions provided by Section IIC(1) through (5)) may have occurred.

     (2) If the Board of Directors of the Company determines that a Reviewable Transaction may have occurred, it shall submit the report and pertinent information concerning completed or contemplated portfolio transactions of the Company to counsel for the Company. Such counsel shall determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under Section TIC. Before making any determination that a violation has been committed by an unaffiliated director or officer, such counsel shall give such person an opportunity to supply additional information regarding the transaction in question.

     F. Sanctions. If such counsel determines that a violation of this Code has occurred, such counsel shall so advise the Board of Directors of the Company and shall provide the Board of Directors of the Company with the report, the record of pertinent actual or contemplated portfolio transactions of the Company, and any additional material supplied by such person. The Board of Directors of the Company shall impose such sanctions as the Board deems appropriate.

III. Miscellaneous.

     A. Records. The Company shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission:

     (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

     (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

     (3) A copy of each report made by an officer or director of the Company pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

     (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

     B. Confidentiality. All reports of securities transactions and any other information filed with the Company pursuant to this Code shall be treated as confidential.

     C. Interpretation of Provisions. The Board of Directors of the Company may from time to time adopt such interpretations of this Code as the Board deems appropriate.